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                                                                      EXHIBIT 99



NEWS RELEASE                                                     [VERIZON LOGO]



FOR IMMEDIATE RELEASE                       CONTACT:
OCTOBER 3, 2001                             PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            BOB VARETTONI
                                            212-395-7726
                                            robert.a.varettoni@verizon.com


               VERIZON REPORTS ON RESTORATION EFFORTS IN WTC AREA
             AND PREVIEWS 3Q GROWTH IN DSL, LONG DISTANCE, WIRELESS

             COMPANY ASSESSING ECONOMIC IMPACT OF TERRORIST ATTACKS; VERIZON'S OPERATIONAL STRENGTH SPEEDS RECOVERY PROGRESS

                           THIRD-QUARTER EXPECTATIONS

         o 752,000 new wireless customers, for a total of 28.7 million customers nationwide

         o 120,000 to 130,000 net new digital subscriber line (DSL) customers, for a total of 960,000 to 970,000

         o        650,000 to 700,000 new long-distance customers, for a total of
                  6.6 to 6.7 million

         NEW YORK - Ivan Seidenberg, president and co-CEO of Verizon Communications (NYSE:VZ), today described progress the company has made in network recovery efforts following the recent terrorist attacks and also gave a preview of certain key third-quarter operating statistics.

         Seidenberg made his remarks to analysts at the Goldman Sachs Communacopia X conference in New York City.



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Verizon News Release, page 2



         "We continue to focus on growth drivers in the wireless, DSL and long-distance markets," Seidenberg said, "and our execution remains focused on our goals." He announced expected continued growth in wireless, DSL and long-distance subscribers.

         Verizon Wireless continued its solid growth, with a net addition of 752,000 customers for a year-to-date total of 28.7 million.

         In DSL, Verizon expects customer additions of 120,000 to 130,000, for a year-to-date total of 960,000 to 970,000. Previously announced year-end targets are 1.2 to 1.3 million, and Seidenberg said there would be "a new marketing thrust and ad campaign" for DSL in the fourth quarter.

         In long distance, Verizon expects customer additions of 650,000 to 700,000, for a year-to-date total of 6.6 to 6.7 million -- already nearing previously announced increased year-end targets of 6.7 to 6.9 million. Following federal approval last month to offer long distance in Pennsylvania, the company is allowed to offer long-distance services to more than two-thirds of its access lines.

         Seidenberg said that the company is "still assessing the financial impact for the quarter just ended and any on-going effects for the year from the attack." Verizon has previously stated that it believes insurance will eventually cover the majority of restoration costs, which are in the process of being quantified.

         Verizon plans to announce third-quarter earnings Oct. 30, and Seidenberg said, "We will have a fuller picture of the impact of the crisis at that time."

                                RECOVERY PROGRESS

         Seidenberg reported that the company has restored approximately 80 percent of voice service originally supplied by a severely damaged Verizon building adjacent to the World Trade Center, either by providing services in lower Manhattan or by providing alternative solutions -- such as rerouting numbers to new customer locations.



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Verizon News Release, page 3



         Although the terrorist attacks in New York destroyed or disrupted 200,000 voice access lines, 100,000 business lines, 3.6 million data circuits and 10 cellular towers, Verizon has "virtually rebuilt the entire communications network in lower Manhattan," Seidenberg said. Following the tragedy, Verizon completed twice the normal call volumes, kept the rest of its network around the country operating normally and restored service so that the New York Stock Exchange reopened to a record-setting trading day on Sept. 17.

         "Scale and scope matter," Seidenberg said. "The ability to draw on our diverse, national resources was invaluable. We had the processes and experienced people in place, as well as the industry-wide cooperation, to deal with a restoration effort of such enormous magnitude. Our ability to recover shows the operational and financial strength of this company."

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with 125 million access line equivalents and more than 28 million wireless customers. Verizon is also the largest directory publisher in the world. A Fortune 10 company with about 260,000 employees and more than $65 billion in annual revenues, Verizon's global presence extends to 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

ON THE INTERNET: Verizon news releases, executive speeches and biographies, news media contacts and other information are available at Verizon's News Center on
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NOTE: This press release is being issued concurrently with the presentation referred to in the text. This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, universal service, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and toll service markets; the timing





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Verizon News Release, page 4



and profitability of our entry into the in-region long-distance market; our ability to combine former Bell Atlantic and GTE operations, satisfy regulatory conditions and obtain revenue enhancements and cost savings; the profitability of our entry into the broadband access market; the ability of Verizon Wireless to combine operations and achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; our ability to convert our ownership interest in Genuity Inc. into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; and changes in our accounting assumptions that may be required by regulatory agencies, including the SEC, or that result from changes in the accounting rules or their application, which could result in an impact on earnings.